UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 20, 2007

ASHTON WOODS USA L.L.C.
(Exact name of registrant as specified in its charter)

Nevada	333-129906	75-2721881
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1080 Holcomb Bridge Road
Building 200, Suite 350
Roswell, GA 30076
(Address of Principal
Executive Offices)

(770) 998-9663
(Registrant's telephone number, including area code)

None
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

[ ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On December 20, 2007, Ashton Woods USA L.L.C. (the “Company”) entered into a Third Amendment to First Amended and Restated Credit Agreement (the “Amendment”) with the lenders party thereto, Wachovia Bank, National Association, as agent, and the guarantors party thereto, which amends certain terms of the First Amended and Restated Credit Agreement dated as of December 16, 2005, as amended by that certain First Amendment to First Amended and Restated Credit Agreement dated as of January 11, 2007 and Second Amendment to First Amended and Restated Credit Agreement dated June 15, 2007 (the “Credit Agreement”).

The Amendment provides for (1) maintenance of tangible net worth (as defined by the Credit Agreement) of $110 million plus 50% of consolidated earnings (as defined in the Credit Agreement) for each quarter after November 30, 2007 (excluding any quarter in which consolidated earnings are less than zero) plus 50% of net proceeds of any capital stock or other equity interests issued or sold after November 30, 2007, (2) a leverage ratio (as defined in the Credit Agreement) ranging from a ratio of 2.00 to 1.00 to a ratio of 1.00 to 1.00 depending on the interest coverage ratio at the time of measurement, (3) an interest coverage ratio of 2.00 to 1.00, provided that the interest coverage ratio may be less than 2.00 to 1.00 for any quarter so long as the number of quarters ending after November 30, 2007 in which it is less than 1.50 to 1.00 does not exceed eight and the number of quarters in which the ratio is less than 0.50 to 1.00 does not exceed four, and (4) minimum liquidity, defined as unrestricted cash together with borrowing base availability, of not less than $43 million for any quarter where (x) the interest coverage ratio is less than 1.50 to 1.00 and (y) the ratio of adjusted cash flow from operations for the last four quarters then ended to interest expense is less than 1.50 to 1.00.  The Amendment provides for changes to the applicable unused fee rate and adjustments to interest rates and margin depending on the leverage ratio and interest coverage ratio at each measurement date, as set forth in the Amendment.

The Amendment prohibits the payment, purchase or defeasance of any subordinated indebtedness, as defined by the Credit Agreement, unless all obligations under the Credit Agreement have been satisfied and the commitments terminated, other than (a) regularly scheduled payments of interest and payments of subordinated indebtedness upon scheduled maturity, and (b) a redemption of subordinated indebtedness under terms of any subordinated indebtedness allowing redemption at the option of the Company with the proceeds of any equity offering or after it has been outstanding for a defined period, or the purchase of subordinated indebtedness by issuer tender offer or open market purchase, so long as, in each case, (i) the leverage ratio is less than 1.25 to 1.00 after giving effect to  the redemption or purchase and (ii) the interest coverage ratio is greater than 2.00 to 1.00 after giving effect to the redemption or purchase.  Further, such payments, redemptions and purchases may be made only if no default or event of default, as defined by the Credit Agreement, has occurred and is continuing or would occur as a result of the making such payment, redemption or purchase.

Finally, the Amendment provides for a reduction of the aggregate commitment under the Credit Agreement to $250 million.

A copy of the Amendment is filed with this report as Exhibit 10.1 and is herein incorporated by reference herein.  The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Amendment.

Item 8.01 Other Events.

On December 20, 2007, the Company issued a press release announcing the Amendment.  A copy of the press release is included as Exhibit 99.1 hereto and is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

10.1     Form of Third Amendment to First Amended and Restated Credit Agreement dated as of December 20, 2007, by and among the Company, the lenders party thereto, Wachovia Bank, National Association, as agent, and the guarantors party thereto.
99.1             Press release dated December 20, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASHTON WOODS USA L.L.C.

Date: December 20, 2007	By:	/s/ Robert Salomon
Robert Salomon
Chief Financial Officer